UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2011

Health Management Associates, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-11141	61-0963645
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5811 Pelican Bay Boulevard, Suite 500, Naples, Florida		34108-2710
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (239) 598-3131

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 8, 2011, Health Management Associates, Inc. (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC, as representatives for the several initial purchasers, for the issuance and sale by the Company of $875 million aggregate principal amount of its unsecured 7.375% Senior Notes due 2020 (the “Notes”) in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended. The Purchase Agreement provides for the issuance of the Notes by the Company to the initial purchasers under an indenture to be dated as of the closing date of the Notes. The Purchase Agreement also requires that, as of the closing date of the Notes, the Company shall enter into a registration rights agreement with respect to the Notes. The issuance and sale of the Notes by the Company to the initial purchasers are subject to, among other things, the entry by the Company into a new credit facility as of the closing date of the Notes to replace the Company’s existing senior secured credit facilities. The Purchase Agreement contains such other terms, including representations, warranties, covenants, indemnities and closing conditions that are customary to purchase agreements used in connection with similar transactions.

Item 8.01	Other Events.

On November 9, 2011, the Company issued a press release announcing, among other things, pricing for the Notes. The Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release issued by Health Management Associates, Inc. on November 9, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH MANAGEMENT ASSOCIATES, INC.

Date: November 9, 2011	By:	/s/ Gary S. Bryant
Gary S. Bryant
Vice President and Controller